EXHIBIT 10.6

GROUND LEASE

THIS GROUND LEASE (the “Lease”) is made and entered into as of the Effective Date, as defined in Section 1.1, by and between The Doris E. Hamilton Family Limited Partnership dated July 2, 1996; Darlene J. Stauffer, Trustee of the Mabel I. Elwell Inter Vivos Trust; Sharon Griffin; Thomas W. Church; and Terry Rand McMelroy, Trustee of the Terry McMelroy Trust dated February 3, 2000 (collectively “Lessor”), and Speakeasy Gaming of Fremont, Inc., a Nevada corporation (“Lessee”).

RECITALS

A.            Lessor is the owner of the fee title to certain real property located in the City of Las Vegas, County of Clark, State of Nevada, more particularly described on Exhibit “A” hereto (the “Real Property”), upon which there are certain existing structures, improvements and fixtures or upon which, pursuant to the terms hereof, there may be future structures, improvements and fixtures installed in the future (collectively, the “Improvements” and together with the Real Property, the “Premises”;  Lessee’s personal property and other trade fixtures, which shall include Gaming devices as defined in NRS 463.0155, and which may be removed from the Real Property without causing material damage (“Personal Property”), shall not be included within the definition of “Improvements”);

B.            The Premises were formerly leased by Lessor to Horseshoe Club Operating Company, a Nevada corporation (“Horseshoe Club Operating Company”); and

C.            Lessee is purchasing and acquiring from the Horseshoe Club Operating Company that certain hotel and casino commonly known as the Binion’s Horseshoe Hotel & Casino, located at 128 East Fremont Street, Las Vegas, Nevada 89101 (the “Hotel/Casino”), which is partially situated on the Real Property.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             TERMINATION AND LEASE.

1.1           Effective Date of Lease and Termination of Horseshoe Lease.  The obligations and liabilities under the former lease to Horseshoe Club Operating Company shall be and hereby are declared terminated as of the Effective Date, which is that date upon which (a) the sum of Four Hundred and Fourteen Thousand Dollars ($414,000.00) in certified funds is paid to Lessor concurrent with Lessee’s purchase of the assets of the Hotel/Casino; and (b) all Taxes (as defined in

Section 6.1) have been paid in full or the amounts paid by Lessor on or about March 1, 2004 have been reimbursed; and (c) all other liens or assessments by the water district, etc. have been paid in full (“Effective Date”).  Irrespective of the foregoing, this Lease shall be superior to any lien or encumbrance of any lender to Lessee in connection with Lessee’s purchase of the Hotel/Casino, if any.  Lessor hereby represents and warrants to Lessee that Lessor has not granted any rights of first refusal, options, or other rights in or to the Premises other than to Lessee as set forth herein or as recorded in the real property records of Clark County, Nevada.  There are no uncured defaults under the former lease to the Horseshoe Club Operating Company.  Lessee and Lessor further agree that to the extent of any conflict between this Lease and that certain Easement in favor of Nevada Casino Associates, L.P. recorded April 1, 1986, in Book 860401 as Document Number 00302 of the real property records of Clark County, Nevada, the terms of this Lease shall govern.

1.2           Lease.  In consideration of the Rent (as defined below) and the conditions, limitations, covenants and agreements set forth below, Lessor does hereby lease, demise and let unto Lessee and Lessee does hereby take, hire and lease from Lessor the Premises, together with all rights, privileges, easements, and appurtenances thereto except as otherwise provided herein.

2.             TERM.

2.1           Term:  This Lease shall continue for a term (the “Term”) of seventy (70) years, commencing on March 11, 2004 (the “Commencement Date”), unless earlier terminated pursuant to the terms hereof (the “Expiration Date”); provided, however, if the Commencement Date is not the first day of a calendar month, the Term shall be for seventy (70) years plus the period between the Commencement Date and the first day of the next succeeding month.  Upon determination of the Commencement Date, Lessor and Lessee shall execute the Commencement Date Memorandum in the form of Exhibit “B” attached hereto.

2.2           Additional Terms.  Lessee shall have the option to renew this Lease, on the same terms and conditions as set forth herein, for an additional period of twenty-nine (29) years.  The option to extend must be exercised in writing at least two (2) years in advance of the Expiration Date.

2.3           Lease Year.  As used herein, “Lease Year” shall mean each twelve (12) month period commencing on January 1 of each calendar year during the Term and continuing through December 31 of that calendar year; provided, however, in the event the Term commences on a date other than January 1, the first Lease Year shall be that shorter period commencing on the first day of the Term and continuing through the next occurring December 31; provided further, however, the final Lease Year shall be that period commencing on the last occurring January 1 during the Term and continuing through the Expiration Date.

2.4           Holding-Over.  Should Lessee continue in possession of the Premises after the Expiration Date, such holding-over shall create a tenancy from month to month only, upon the same terms and conditions as are set forth in this Lease.

3.             RENT.

3.1           Rent.  Lessee shall pay to Lessor as and for rent the annual amount of Two Hundred Forty Thousand and 00/100 Dollars ($240,000.00) (the “Initial Rent”, and as adjusted by the Rent Adjustment (as defined below), the “Rent”).  Rent shall be payable in twelve (12) equal payments per annum in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00) per installment, in advance without set-off or demand, on the first business day of each month.  If Lessee shall fail to pay, within five (5) days after the same is due and payable, any Rent, Additional Rent or any other amount or charge to be paid as Additional Rent by Lessee hereunder, such unpaid amount shall be subject to a late charge equal to ten percent (10%) of such unpaid amount. In addition, any such unpaid amount shall bear interest from the thirtieth (30th) day after the due date thereof to the date of payment at the rate of interest of five percent (5%) per annum above the prime rate of interest published in the Wall Street Journal (or any successor publication of equal financial reputation should the Wall Street Journal cease to be published). The foregoing are not exclusive of Lessor’s rights due to Lessee’s default under this Lease and the remedies therefore.

3.2           Rent Adjustment.  Rent shall be adjusted (the “Rent Adjustment”) on that date which is the first day of every fifth (5th) anniversary of the Commencement Date (each, an “Adjustment Date” and the period between two Adjustment Dates, the “Adjustment Period”).  The Rent Adjustment shall be adjusted upward by Lessor in an amount equal to five percent (5%) of the Rent paid in the immediately preceding Adjustment Period.  The monthly rental payments shall be prorated for partial months of the Term.  Therefore, the Rent shall be as follows:

Years (adjusted on anniversary of Effective Date)	Annual Rent
2004-2009	$240,000.00
2009-2014	$252,000.00
2014-2019	$264,600.00
2019-2024	$277,830.00
2024-2029	$291,721.50
2029-2034	$306,307.58
2034-2039	$321,622.95
2039-2044	$337,704.10
2044-2049	$354,589.31
2049-2054	$372,318.77
2054-2059	$390,934.71
2059-2064	$410,481.45
2064-2069	$431,005.52
2069-2074	$452,555.79
Option Term (if timely exercised pursuant to Section 2.2)
2074-2079	$475,183.58
2079-2084	$498,942.76
2084-2089	$523,889.90
2089-2094	$550,084.40
2094-2099	$577,588.62
2099-2103	$606,468.05

3.3           Additional Rent.  If Lessor at any time, by reason of Lessee’s default, pays any sum or does any act that requires the payment of any sum (“Additional Rent”), the sum paid by Lessor shall be due immediately from Lessee to Lessor at the time the sum is paid, and if paid at a later date shall bear interest at a rate of rate of five percent (5%) per annum above the prime rate of interest published in the Wall Street Journal (or any successor publication of equal financial reputation should the Wall Street Journal cease to be published) from the date the sum is paid by Lessor until Lessor is reimbursed by Lessee.

4.             CONSTRUCTION AND ALTERATION.

4.1           Construction and Alteration.  At any time and from time-to-time during the first sixty-five (65) years of the Term, upon reasonable notice to but without the consent of Lessor, Lessee may, but is not obligated to, at its sole cost and expense, demolish the existing Improvements, construct new Improvements and/or remove, replace, alter, relocate, reconstruct or add to any existing Improvement or future Improvements in whole or in part and to modify or change the contour or grade, or both, of the Real Property (collectively, “Construction”).  During the last five (5) years of the Term, all Construction having an aggregate budget of in excess of One Hundred Thousand Dollars ($100,000.00) shall require the prior written consent of Lessor, which shall not be unreasonably withheld. All salvage from any Construction shall be the sole property of Lessee.

4.2                           Compliance.  All Construction shall be undertaken in a good and workmanlike manner in compliance with all Applicable Laws (as defined below), including, without limitation, obtaining all permits, inspections and approvals of all Governmental Authorities (as defined below) or other body having jurisdiction in connection with any Construction.  As used herein, “Applicable Laws” means, without limitation, any and all federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judgments, decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any, federal, state or local law and applicable hereunder, and “Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, instrumentality, body, court, tribunal, arbitrator or arbitral body, including, without limitation, the Nevada Gaming Authorities (as defined below).

4.3           Offsite Improvements.  In connection with any Construction, Lessee may install offsite improvements it deems necessary or which may be required by Governmental Authorities, including, without limitation, curbs, gutters, sidewalks and driveway approaches.  Lessee may further install or cause to be installed all necessary utility lines and facilities.

4.4           Lessor Deliveries.  To facilitate Construction, Lessor agrees that within fifteen (15) calendar days after receipt of written request from Lessee to do so, Lessor shall:

(a)           Execute and deliver any instrument, release or other document that may be required by any equipment supplier or vendor whereby Lessor waives and/or releases any rights it may have or acquire with respect to any Personal Property, which shall definition shall include equipment or trade fixtures Lessee or any sublessee may affix to the Premises, and agreeing that the same do not constitute realty regardless of the manner the same are attached to the Premises (so long as Lessee repairs the Premises to substantially their former state, reasonable wear and tear excepted);

(b)           Join in and execute any and all documents of any nature whatsoever in connection with Lessee’s dealings with assessment districts;

(c)           Join in and execute any and all applications for permits, licenses or other authorizations or documents required by any Governmental Authorities or other body claiming jurisdiction in connection with any Construction;

(d)           Join in any reasonable grants for easements for electric, telephone, gas, water, sewer and such other public utilities and facilities as may be reasonably necessary in the use, operation or management of the Premises; and

(e)           Execute any and all grants and other documents necessary to effectuate dedications of portions of the Premises for public use which dedications shall be required by any Governmental Authorities or other body claiming jurisdiction in connection with any Construction.

4.5           Prior Notice for Non-Responsibility.  Prior to the commencement of any Construction, Lessee shall notify Lessor not less than fifteen (15) calendar days in advance in order that Lessor may post and maintain on the Premises and file any notices of non-responsibility provided for under any Applicable Law and Lessor shall have the right to enter upon the Premises to post such notices of non-responsibility.  Lessee shall pay and discharge all expenses incurred by Lessee for the services of mechanics or for the cost of goods and materials delivered by materialmen, and agrees to save and hold Lessor harmless from any claims by such mechanics or materialmen for labor or services performed or goods delivered at the instance or request of Lessee.  Lessee shall have the right to contest the validity or amount of any asserted lien, claim, or demand, and in such case Lessee shall defend, at its own expense, any such suits, and shall discharge and satisfy any judgments taken on account of claims of lien filed by mechanics or materialmen for work ordered by Lessee.

4.6           Title to Improvements.  All Improvements (as defined herein) are, as of the Commencement Date, owned by the Lessee.  Upon the expiration or earlier termination of this Lease, however, all Improvements shall become the property of the Lessor.  Notwithstanding the foregoing, the Lessee owns, and shall continue to own upon the expiration or earlier termination of the Lease, all Personal Property (as defined herein).

5.             CONDITION AND USE OF PREMISES.

5.1           Condition of Premises.  Lessee has had an opportunity to inspect the physical condition of the Premises and accepts the same “AS IS” without any representation or warranty as to their condition by Lessor, and Lessee is not relying upon any such representation or warranty; provided, however, notwithstanding the foregoing, Lessor, to its actual knowledge, represents and warrants to Lessee that as of the Effective Date, there are no violations, and Lessor has received no notice from any Governmental Authority asserting any violation of, any cleanup laws or other environmental laws with respect to the Premises, nor is Lessor aware that any hazardous or toxic wastes or substances exist on the Premises.

5.2           Use of Premises.  Lessee shall have the right to use the Premises for any lawful commercial use and in accordance with all Applicable Laws.  Lessee may, upon reasonable notice to but without consent of Lessor, enter into agreements regarding zoning changes or conditional use permits, and Lessor shall, upon receipt of Lessee’s request, join with Lessee in such applications or approvals, but without cost or expense to Lessor.

5.3           Privileged License.  Lessor acknowledges that, in its capacity as a lessor, it is subject to being called forward for licensing or suitability by the Nevada Gaming Commission, the Nevada State Gaming Control Board, and all other state and local regulatory and licensing bodies with authority over liquor or gaming activities and devices in the State of Nevada (the “Gaming Authorities”).  Lessor agrees to fully cooperate with the Gaming Authorities and to submit for licensing or a finding of suitability if required or requested to do so.  Lessor shall bear all costs and expenses related to Lessor’s licensing or finding of suitability, including but not limited to attorneys fees of Lessor.  In the event Lessor fails or refuses to submit for licensing or a finding of suitability, or if Lessor is denied a license or found unsuitable as a lessor, Lessee shall not be required to pay any amount due pursuant to this Lease until such time as the Gaming Authorities approve such payments.  All amounts due pursuant to this Lease which are not paid at the time they are due, as a result of Lessor failing or refusing to submit for licensing or being denied a license or being found unsuitable as a lessor, shall accrue to Lessor’s benefit and be paid by Lessee to Lessor upon approval of the Gaming Authorities.  The non-payment of Rent or other fees when due pursuant to the foregoing provisions shall not constitute an Event of Default (as defined below).  If one or more of the parties constituting Lessor fails or refuses to submit for licensing or a finding of suitability or if one or more of the parties constituting Lessor is denied a license or found unsuitable, the remaining parties constituting Lessor shall have the right to acquire such party(ies)’ interest at the then current fair market value.  If the remaining parties constituting Lessor do not acquire the interest(s) of the party(ies) who fail or refuse to submit for licensing or a finding of suitability or who are denied a license or found unsuitable within the time parameters set by the Gaming Authorities, Lessee shall have the right to purchase the Premises for the then current fair market value of the Real Property, excluding the value of Improvements thereon, as determined by the average of two MAI appraisals, one to be obtained by Lessor and one by Lessee.  Lessor further agrees to fully cooperate with Lessee and Lessee’s sublessees with respect to any applications for licensing filed by them.

6.             TAXES.

6.1           Taxes.  Lessee shall pay all federal, state, county, city, school district and municipal taxes, all assessments, both general and special, including all special charges, benefit assessments or judgments for local improvements and all other taxes, assessments or charges of every kind or nature which have been levied or which may be levied against or may become due or payable in respect of (a) the Real Property and the Improvements, and Personal Property owned by, used by, or to be used by Lessee in the operation of the Hotel/Casino, (b) the operations of the Hotel/Casino, including, without limitation, all sales taxes, food and beverage taxes and rent taxes, and (c) Rent (collectively, a “Tax” or “Taxes”); provided, however, nothing contained in this Article 6 shall in any manner obligate Lessee to pay any inheritance, transfer, estate or succession tax or any income or other tax or excise on Rents that may be imposed upon Lessor by reason of any existing or hereinafter enacted Applicable Law.  Such Taxes shall be paid by Lessee directly to the appropriate taxing or collecting authority subject to Lessee’s right to contest taxes set forth in Section 6.3.  Taxes for the first and final Lease Years shall be prorated to the Commencement Date and the Expiration Date.

6.2           Delivery of Accounts.  In the event any statements, assessments or notifications for Taxes are delivered directly to Lessor, Lessor shall immediately deliver same to Lessee upon receipt thereof, and thereafter, Lessor shall cooperate with Lessee to have all such subsequent statements, assessments or notifications delivered directly to Lessee.  Lessee shall not be liable for any interest or penalties resulting from late payment of any such statements, assessments or notifications in the event Lessor fails to deliver same to Lessee not less than fifteen (15) calendar days prior to a delinquency date provided that Lessor received the statement at least twenty-five (25) days prior to the delinquency date.

6.3           Validity Contest.

(a) Lessee may contest the validity or amount of any Tax agreed to be paid by Lessee or any assessed valuation of the Real Property, the Improvements and any future Improvements located thereon during the Term and may thereupon defer the payment of any Tax so long as the validity or amount thereof shall be contested by Lessee and by appropriate proceedings without expense to Lessor.  Should Lessee be unsuccessful in any such contest, such Taxes and any interest or penalties resulting therefrom shall be discharged by Lessee, Lessee shall hold Lessor harmless from all costs and expenses that may result from such contest.  Lessor shall not be required to join in any proceeding or contest brought by Lessee unless the provisions of any Applicable Law requires that the proceeding or contest be brought by or in the name of Lessor or any owner of the Premises, in which case Lessor shall join in the proceeding or contest or permit it to be brought in Lessor’s name without any cost to Lessor.  Upon Lessee’s reasonable request, Lessor shall agree to appoint Lessee as Lessor’s attorney-in-fact for the purpose of conducting any such contest and for obtaining information and material necessary for the conduct of such contest.

(b)  In the event Lessee is successful in presenting such contest and the result of such contest reduces the amounts payable under Section 6.1, then Lessee shall be entitled to a full benefit of such contest via a credit for amounts payable hereunder.  Said credit shall be taken immediately and applied against subsequent monthly payments to Lessor.

6.4           Assessment.   Provided that the repayment term of said assessment is complete on or before the Expiration Date, Lessor agrees: (a) during the Term to join in and permit an assessment to be imposed or levied against all or any portion of the Real Property, the Improvements or any future Improvements located thereon pursuant to any Applicable Laws and (b)  that if at any time during the Term any Governmental Authority undertake to create an improvement or special assessment district, the proposed boundaries of which shall include the Real Property, Lessee shall be entitled to appear in any proceeding relating thereto and to exercise all rights of the landowner to have the Real Property excluded from such district, or to determine the degree of benefit to the Real Property resulting therefrom.  Should an assessment to be imposed or levied against all or any portion of the Real Property, the Improvements or any future Improvements located thereon pursuant to any Applicable Laws provide for a repayment term beyond the Expiration Date, Lessor shall be entitled to object to the same and to appear in its own stead and Lessee shall have no rights of approval or appearance in said proceedings except to the extent said assessment would be imposed and payable during the term.  In such event, Lessee should be permitted to appear and the parties coordinate efforts to reduce said assessment.  Should either party hereto receive any notice or other information relating to any proposed creation of such district, the proposed boundaries of which include the Real Property, such party shall promptly advise the other party in writing of such receipt.  Lessor shall reasonably cooperate with Lessee in any such proceeding in the event Lessee should so request, but otherwise Lessor shall not oppose Lessee in any such proceeding.

7.             UTILITIES.

7.1           Payment of Utilities.  As of the Commencement Date, Lessee shall promptly pay all charges for fuel, gas, light, power, water, sewage, garbage disposal, trash, telephone and other utilities and costs of every nature incurred in connection with Lessee’s use and possession of the Premises during the Term (the “Utilities”), all of which shall be paid directly to the public utility or private company supplying the same when due and without delinquency.  Lessee covenants to obtain and maintain the billing address for all Utilities, during the Term, in its name.  Lessor shall not be responsible for any loss, cost, damage, expense or liability Lessee may sustain as a result of a change in character of the Utility or as a result of any public or private company’s failure to supply or reduction in any of Utility.

7.2           Delivery of Accounts.  In the event any statements, assessments or notifications for Utilities are delivered directly to Lessor, Lessor shall immediately deliver same to Lessee upon receipt thereof, and thereafter, Lessor shall cooperate with Lessee to have all such subsequent statements, assessments or notifications delivered directly to Lessee.  Lessee shall not be liable for any interest or penalties resulting from late payment of any such statements, assessments or notifications in the event Lessor fails to deliver same to Lessee not less than fifteen (15) calendar days prior to a delinquency date provided that Lessor received the statement at least twenty-five (25) days prior to the delinquency date.

8.             INSURANCE.

8.1           Property Insurance.  Lessee shall, at all times during the Term and at its own cost and expense, carry fire insurance and full extended coverage protection upon the Premises, including, without limitation, all Improvements and all of Lessee’s Personal Property in, on or about the Premises.  Such insurance protection shall cover losses in aggregate amounts of not less than one hundred percent (100%) of the full insurable value thereof, with a full replacement cost rider, endorsed and attached thereto.  Such policy shall be payable to Lessee and any Lender (as defined below), as their interests may appear, and the parties agree that all insurance proceeds when and if collected according to the terms of any such insurance policy shall be used to the extent necessary for the restoration or reconstruction of the Improvements and Personal Property, all of such proceeds being pledged having been dedicated by the parties for that purpose to the extent necessary therefor; provided.

8.2           Liability Insurance.  Lessee shall, at all times during the Term and at its own cost and expense, maintain in full force and effect, policies of liability insurance under the terms of this Lease and Lessor shall be indemnified and protected against any and all claims for injuries or damages, suffered or alleged to have been suffered by any person or persons while in, on or about the Premises and for property damage arising from any and all demands, loss or liability and resulting at any time or times from the injury or death of any person or persons or from damage to any and all property, however arising, including, without limitation, food handling, with limits of liability reasonably and generally held with respect to reasonably similar properties located in the City of Las Vegas, Nevada.  The insurance required to be provided by the provisions of this Section 8.2 may be provided under the terms of any blanket liability insurance policy carried by Lessee.

8.3           Automobile Insurance.  Lessee shall, at all times during the Term and at its own expense, maintain in full force and effect, policies of automobile liability insurance under the terms of this Lease and Lessor shall be indemnified and protected against any and all claims for injuries or damages, suffered or alleged to have been suffered by an person or persons by vehicles owned, non-owned, or hired for use during the Term by or on behalf of Lessee with limits of liability reasonably and generally held with respect to reasonably similar properties located in the City of Las Vegas, Nevada.

8.4           Business Interruption Insurance.  Lessee shall, at all times during the Term and at its own expense, maintain in full force and effect, a policy of business interruption insurance sufficient to pay the Rent and all other sums due hereunder.

8.5           Insurance Policies – General.

8.5.1        Cancellation.  Each policy of insurance required by this Article 8 shall provide that the same may not be cancelled upon less than thirty (30) calendar days’ prior written notice to Lessor.  Lessee shall direct Lessee’s insurance carriers to send copies of any and all notification of pending cancellation of insurance for any purpose whatsoever direct to the attention of Lessor at least thirty (30) calendar days prior to cancellation.

8.5.2        Additional Insured.  Lessor shall be named as an additional insured (and at Lessor’s option, any other persons, firms or corporations designated by Lessor shall be additional named insureds provided there is no additional cost or charge to Lessee) under each policy of insurance required hereunder to the extent its interest may appear.

8.5.3        Subrogation.  Each policy of insurance required by this Article 8 shall contain an express waiver of any and all right of subrogation thereunder against Lessor, its agents, employees, servants or contractors.  All such policies shall be written as primary policy and not contribution with or in excess of the coverage, if any, that Lessor may carry.  Any provision of this Lease notwithstanding, the amounts of all insurance required hereunder to be paid by Lessee shall be not less than an amount sufficient to prevent Lessor from becoming a co-insurer.

9.             DAMAGE, DESTRUCTION AND CONDEMNATION.

9.1           Damage or Destruction.

9.1.1        Fire or Other Casualty.  If the Premises shall be damaged by fire or other casualty insured against by Lessee’s fire and extended coverage insurance policy covering the Premises, and the Premises can be fully repaired, in Lessee’s commercially reasonable opinion, within three hundred and sixty-five (365) days from the date of such damage, Lessee, at Lessee’s expense, shall repair such damage; provided, however, Lessee shall have no obligation: (a) to repair if such damage occurs during the last five (5) years of the lease term (excluding any renewal option which is unexercised at the date of such damage);  (b) to repair if the Lessee’s lender does not allow the insurance proceeds to be used for such purposes; or (c) to repair if the Premises cannot be fully repaired within three hundred sixty-five (365) days from the date of such damage.  Except as otherwise provided herein, until the repairs to the Premises are substantially completed, the monthly rent shall abate pro-rata based on the part of the Premises which is unusable by Lessee to the extent of any business interruption insurance proceeds paid in lieu thereof to Lessor.  If Lessee decides not to rebuild the Premises, Lessee may, at its option, cancel and terminate this Lease by giving Lessor notice in writing, within sixty (60) days of the occurrence of the event causing the damage, of its intention to cancel this Lease, whereupon the term of this Lease shall terminate within thirty (30) days after such notice is given and Lessee shall vacate the Premises and surrender the same to Lessor.  Concurrently with the surrender of the Premises, the Lessee shall pay to the Lessor an amount equal to sixty (60) months rent.  In no event shall Lessee be liable to Lessor except to the extent provided in this Section 9.1.1, and without limiting the foregoing, Lessee shall not be responsible for consequential damages or lost rental income.

9.2           Condemnation.  If the Real Property and/or any part thereof shall be taken or condemned, for any public or quasi-public purpose or use by any competent entity in appropriate proceedings, or by any right of eminent domain, the Lessor and Lessee shall request that (i) the Award shall be divided by the presiding court between loss of value of (A) loss of value of the Lessee’s possessory rights in and to the Real Property leased pursuant to this Lease (the “Possessory Rights Value”), (B) loss of value of Lessee’s interest in the Improvements (the “Improvement Value”),  and (C) loss of value of the Lessor’s fee interest in the Real Property, as encumbered by the Lease and exclusive of Lessee’s Possessory Rights Value pursuant to this Lease (the “Fee Value”), and (ii) Lessee shall be entitled to the portion of such Award attributable to the Possessory Rights Value and Improvement Value, and Lessor shall be entitled to the portion of such Award attributable to the Fee Value.

10.           ASSIGNMENT, SUBLETTING AND ENCUMBRANCES.

10.1         Assignment by Lessee.  Subject to the provisions of this Section 10.1, Lessee shall have the right, at any time and from time to time after the Effective Date to assign, sell or otherwise transfer its interest, in whole or in part, in this Lease and the estate created by this Lease; provided, however, if such assignment is to a purchaser of all of that real property more particularly described on Exhibit ”C” hereto (“Block 15”), such assignment shall be upon reasonable notice to but without the necessity of consent of Lessor; provided further, however, if such assignment is to a purchaser other than a purchaser of all of Block 15, such assignment shall be upon the reasonable consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.  Lessee shall not be released from liability hereunder in the event of such assignment, sale or other transfer without the prior written agreement of Lessor releasing Lessee from such liability, which agreement shall not be unreasonably withheld, delayed or conditioned.

10.2         Subletting by Lessee.  Lessee shall have the right, at its sole option, at any time and from time to time after the Effective Date to sublet all or any part or parts of the Premises and to assign, encumber, extend, or renew any sublease; provided, however, Lessee shall ensure that such sublease entered into after the Effective Date shall contain a provision requiring such sublessee, so long as the terms of such sublease are recognized and honored, to attorn to Lessor if Lessee defaults under this Lease, and if the sublessee is notified of Lessee’s default and instructed to make sublessee’s rental payments to Lessor.

10.3         Assignment and Sale by Lessor.  Assignment of this Lease or sale of the Real Property by Lessor shall be freely permitted.  Lessor shall give Lessee reasonable notice of said assignment or sale.

10.4         Encumbrances.

10.4.1      By Lessor.  At all times during the Term, Lessor shall have the right to encumber or hypothecate to any mortgagee of any mortgage or beneficiary of a deed of trust encumbering Lessor’s leasehold estate in this Lease or Lessor’s fee interest in the Real Property.  If the interest of Lessor shall be acquired by any person (a “Purchaser”) by reason of foreclosure of an encumbrance or deed in lieu thereof, and such Purchaser succeeds to the interest of Lessor hereunder, Lessee hereby attorns to such Purchaser as lessor and agrees to be bound to such Purchaser under all provisions of this Lease for the balance of the Term.  Lessor agrees to execute any documents required by Lessee to be executed to affect such attornment.  Notwithstanding the foregoing, Lessor shall not encumber the Real Property unless such lender or beneficiary provides to Lessee a certificate of non-disturbance in form and substance reasonably acceptable to Lessee’s counsel agreeing that so long as Lessee pays the Rent, and otherwise complies with its obligations hereunder, its leasehold estate and possession of the Real Property shall not be affected by any default under the encumbrance placed upon the Real Property by Lessor.

10.4.2      By Lessee.  Without the necessity of the consent of Lessor, Lessee shall have the right from time to time and at any time after the Effective Date and during the Term to encumber or hypothecate to any mortgagee of any mortgage or beneficiary of a deed of trust encumbering Lessee’s leasehold estate in this Lease or Lessee’s leasehold interest in the Premises (a “Lender”).  The execution and delivery of an encumbrance shall not be deemed to constitute an assignment or transfer of this Lease nor shall any Lender be deemed an assignee or transferee of this Lease so as to require such Lender to assume the performance of any of the covenants or agreements on the part of Lessee to be performed under this Lease.  Promptly after execution and delivery of an encumbrance, Lessee shall send to Lessor a copy of all relevant documentation delivered in connection therewith.

10.4.3      Delivery of Additional Documents.  Each of Lessor and Lessee agrees that from time to time, if so requested by the other and if doing so will not substantially and adversely affect its economic interests under this Lease, it will cooperate with the other in providing documentation concerning the terms of this Lease so as to meet the reasonable needs or requirements of any lender which is considering furnishing or which has furnished any of the financing referred to this Article 10; provided, however, that nothing herein shall be construed as a requirement or agreement on the part of either party that the Lease be amended.  Lessor shall reasonably consent to subordinate its fee interest in the Real Property to any financing obtained by Lessee with respect to the Real Property provided that Lessor is provided with a Subordination, Nondisturbance and Attornment Agreement in form and substance reasonably satisfactory to Lessor’s counsel.  Without limiting the foregoing, Lessee and Lessor shall, at any time and from time to time during the Term and upon not less than fifteen (15) calendar days’ prior request by the other party, execute, acknowledge and deliver to the other an estoppel certificate in recordable form executed by an authorized representative or officer of the requested party, stating that this Lease is in full force and effect, unmodified and unamended (or stating the modifications or amendments in effect), such defenses or offsets as are claimed by the requested party, if any, the date to which all Rent has been paid, and such other information concerning the Lease, the Premises and the requested party as the requesting party or said designee may reasonably request, it being intended that any such statement delivered pursuant to this Section 10.4.3 may be relied upon by any prospective lender or assignee of any interest in the Premises.  Failure to deliver such estoppel certificate within thirty (30) calendar days shall be conclusive upon the party failing to deliver that the provisions and statements set forth in any proposed estoppel certificate delivered with the request are true and correct in all respects.

11.           REPAIRS.

11.1         Repairs and Maintenance.  During the Term, Lessor shall not be required to maintain or make any repairs, or replacements of any nature or description whatsoever to the Improvements.  Lessee hereby expressly waives the right to make repairs at the expense of Lessor as provided for by any Applicable Law in effect at the Effective Date or that may hereinafter be enacted.  Lessee shall not commit or permit waste to occur to the Improvements.

11.2         Lessee’s Obligations.  Throughout the Term, Lessee shall, at Lessee’s sole cost, maintain the Improvements in good and reasonable condition and in accordance with all Applicable Laws, and shall make whatever repairs and replacements are required to keep same in good and reasonable condition and as required by such Applicable Laws.  Lessee shall additionally maintain in good and reasonable condition all sewers, electrical and plumbing facilities and conduits leading from and into the Improvements, and shall perform ordinary maintenance on the interior portions of the Improvements, including, without limitation, the painting, electrical facilities, plumbing fixtures, floor drains, floor covering, light fixtures, air conditioning and heating equipment, and plate glass.  Lessee shall not cause or permit any waste, damage or injury to the Improvements, nor permit any nuisance thereon.

11.3         Right to Contest.  Lessee shall have the right to contest by appropriate judicial or administrative proceedings, without cost to Lessor, the validity or application of any Applicable Laws requiring that Lessee repair, maintain, alter or replace the Improvements in whole or in part, and there shall not be an Event of Default for Lessee for failing to do such work until a reasonable time following final determination of such contest.

12.           INDEMNITY.

12.1         Indemnity by Lessee.  Lessee shall hold Lessor harmless from all damages arising out of any damage or injury to any person or property occurring, in, on, or about the Premises during the Term, except that Lessor shall be liable to Lessee for damages to Lessee, its Affiliates, heirs, legal representatives, successors, assigns, agents, employees, servants, contractors, licensees and invitees arising out of any damage or injury to any person or property occurring in, on, or about the Premises resulting from the acts or omissions of Lessor or its agents, employees, servants, contractors, assignees or other authorized representatives.  “Affiliate” means with respect to a specified party, any other individual or entity who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified party, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified party.  For purposes of this definition, “control”, “controlling”, “controlled” mean the right to exercise, directly or indirectly, more than ten percent (10%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

12.2         Joint Indemnity.  Without limiting the generality of each party’s right to assert any claim against the other for breach of any of the other’s representations, warranties or covenants contained in this Lease, Lessor and Lessee indemnify and hold harmless the other, their respective Affiliates, heirs, legal representatives, successors and assigns, from and against any loss, damage, liability or expense, including, without limitation, reasonable attorneys’ fees, arising from or in connection with any such party’s misstatement, misrepresentation or breach of any representation, covenant or warranty set forth in this Lease.

13.           DEFAULT.

13.1         Lessee’s Default. In the event Lessee shall fail to perform any of the provisions contained herein on Lessee’s part to be performed (each, an “Event of Default”), Lessee shall not be deemed to be in breach or default hereunder unless Lessor shall first have given Lessee:

13.1.1      in the event of non-payment of Rent or any other sums required to be paid hereunder to Lessor or otherwise, not less than twenty-five (25) calendar day’s notice and Lessee shall have twenty-five (25) calendar days within which to remedy or cure any such alleged Event of Default; or

13.1.2      except as set forth in Section 13.1.1,  not less than thirty (30) calendar days’ notice specifying the alleged Event of Default, and Lessee shall have such periods of time within which to remedy or cure any such alleged Event of Default.

If any Event of Default, other than non-payment of Rent and other sums payable under this Lease,

cannot reasonably be cured within thirty (30) calendar days, the commencement of the cure of such Event of Default within such thirty (30) calendar day period shall be deemed to be a cure of such Event of Default; provided, however, such cure is diligently prosecuted to completion.  If any such Event of Default is not cured or remedied within the time limits stated herein, Lessor may give to Lessee a notice of election to terminate this Lease at the expiration of forty-five (45) calendar days from the date of such notice.  Upon the expiration of such forty-five (45) calendar day period,  this Lease shall terminate and Lessee will quit and surrender the Real Property to Lessor.  Lessor shall have all rights and remedies available at law and in equity upon Lessee’s Default.

13.2         Notice to Lender.

13.2.1      Notice of Breach or Default.    Lessor shall deliver notice of an Event of Default to any Lender at such address as such Lender may have specified to Lessor. The time period for curing said default shall be extended if such Lender notifies Lessor of its election to proceed with reasonable diligence promptly to acquire possession of the Premises or to foreclose its encumbrance or otherwise to extinguish Lessee’s interest in this Lease and delivers to Lessor an instrument in writing duly executed and acknowledged in which the Lender agrees that (a) during the period that such Lender or a receiver of rents and profits appointed upon application of such Lender shall be in possession of the Premises and/or during the pendency of any such foreclosure or other proceedings and until the interest of Lessee in this Lease shall terminate, as the case may be, it will pay or cause to be paid to Lessor all Rent from time to time becoming due under this Lease, and (b) if delivery of possession of the Premises shall be made to such Lender or such receiver, whether voluntarily or pursuant to any foreclosure or other proceedings or otherwise, such Lender shall, promptly following such delivery of possession, perform such of the covenants and agreements herein contained on Lessee’s part to be performed as Lessee shall have failed to perform to the date of delivery of possession, and to perform all other covenants and agreements Lessee shall have failed to perform promptly after extinguishment of Lessee’s interest in this Lease.

13.2.2      No Requirement of Continuance.  Nothing contained in this Lease shall be deemed to require any Lender to continue with any foreclosure or other proceedings or, if such Lender or receiver shall acquire possession of the Premises, to continue such possession, if the Event of Default in respect of which Lessor shall have given a notice shall be remedied.  If prior to any sale pursuant to any proceeding brought to foreclose any encumbrance, or if prior to the date on which Lessee’s interest in this Lease shall otherwise be extinguished, such Event of Default shall have been remedied, then the obligation of the Lender pursuant to the instrument referred to in Section 13.2.1 shall be null and void and of no further effect.  Nothing in this Lease shall affect the right of Lessor, upon the subsequent occurrence of any Event of Default, to exercise any right or remedy reserved to Lessor, subject, however, to the rights given to a Lender pursuant to the foregoing provisions of this Section 13.2.2.

13.3         Lessor’s Default.  Lessor shall be in default of this Lease if it fails or refuses to perform any provision of this Lease that it is obligated to perform if the failure to perform is not cured within thirty (30) calendar days after written notice of such default has been given by Lessee to Lessor. If such default cannot reasonably be cured within the thirty (30) calendar days, Lessor shall not be in default of this Lease if Lessor commences to cure such default within the thirty (30)

calendar day period and diligently and in good faith continues to cure such default.  Lessee, at any time after Lessor commits a default, can cure the default at Lessor’s cost.  If Lessee at any time, by reason of Lessor’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Lessee shall be due immediately from Lessor to Lessee at the time the sum is paid, and if paid at a later date shall bear interest at a rate of five percent (5%) per annum above the prime rate of interest published in the Wall Street Journal (or any successor publication of equal financial reputation should the Wall Street Journal cease to be published) from the date the sum is paid by Lessee until Lessee is reimbursed by Lessor.  Lessee shall have no right of setoff.

14.           RIGHT OF FIRST REFUSAL; OPTIONS.

14.1         Right of First Refusal.  If during the Term, Lessor shall receive a bona fide offer to purchase its fee interest in the Real Property from a third party with demonstrable ability to consummate such proposed purchase, and such offer is acceptable to Lessor, Lessor shall immediately provide to Lessee a copy of such offer.  Lessor agrees that Lessee shall have and is hereby granted the right of first refusal to purchase the fee interest in the Real Property on terms substantially similar to such third party’s offer.  Lessee shall have thirty (30) calendar days following written notice from Lessor of the existence and terms of such offer to advise Lessor of its election to exercise its right of first refusal.  In the event that Lessee elects to exercise its right of first refusal, a closing of the transaction shall occur within sixty (60) calendar days following exercise of such right of first refusal or within the time by which closing is required pursuant to such third party’s offer, whichever date is later.

14.2         Option.  Lessor hereby grants Lessee an option to purchase the real property at any time after the tenth (10th) anniversary of the Commencement Date (the “Option Period”).  During the first ten years of the Option Period the purchase price shall be Three Million and 00/100 Dollars ($3,000,000.00).  The purchase price shall be increased by five percent (5%) on each ten-year anniversary of the Option Period for the following ten-year period.  If the option to purchase is exercised, the Lessor shall deed the property to Lessee free and clear of all consensual monetary liens and encumbrances placed on the Real Property by Lessor.  All closing costs shall be paid by Lessee.

15.           REPRESENTATIONS AND WARRANTIES.

15.1         Lessor’s Representations and Warranties.  In addition to any other representations and warranties made by Lessor herein, Lessor hereby represents and warrants to Lessee, which representations and warranties are continuing in nature and shall survive throughout the Term, as follows:

(a)           Lessor has full power and authority to enter into this Lease.  Each signatory on behalf of Lessor is duly authorized to execute this Lease on behalf of Lessor;

(b)           This Lease and the other instruments and documents contemplated hereby constitute the valid and binding obligations of Lessor, enforceable in accordance with their respective terms;

(c)           There are no pending, nor to the actual knowledge of Lessor threatened, actions, suits or proceedings before any court, administrative agency or arbitrator affecting Lessor or its ability to comply with its obligations hereunder;

(d)           To the best of Lessor’s knowledge, it is in compliance with all laws, regulations, licenses or permits, the breach or violation of which would have a material adverse affect upon all or any part of the Premises;

(e)           No consent, approval or authorization is required from any third party, except any Governmental Authorities, in order for Lessor to complete the transactions as provided for herein; and

(f)            The Lessor is the record owner of fee simple title to the Premises and no other person has any rights, title or interest in and to the Premises.

15.2         Lessee’s Representations and Warranties.  In addition to any other representations and warranties made by Lessee herein, Lessee hereby represents and warrants to Lessor, which representations and warranties are continuing in nature and shall survive throughout the Term, as follows:

(a)           Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has duly authorized the officer executing this Lease to execute it on behalf of Lessee;

(b)           This Lease and the other instruments and documents contemplated hereby constitute the valid and binding obligations of Lessee, enforceable in accordance with their respective terms;

(c)           There are no pending, nor to the actual knowledge of Lessee threatened, actions, suits or proceedings before any court, administrative agency or arbitrator affecting Lessee or its ability to comply with its obligations hereunder;

(d)           No consent, approval or authorization is required from any third party (except Governmental Authorities) in order for Lessee to complete the transactions as provided for herein.

16.           MISCELLANEOUS.

16.1         Quiet Enjoyment:  Lessee, upon paying the Rent and all other charges provided for in this Lease and upon observing and keeping all of the covenants, agreements, and provisions of this Lease on its part to be observed and kept, shall lawfully and quietly hold, occupy, and enjoy the Premises during the Term without hindrance or molestation by Lessor or any persons or entities claiming under Lessor.

16.2         Waiver of Rights.  Failure to insist on compliance with any of the agreements, obligations and covenants hereof shall not be deemed a waiver of such agreements, obligations and covenants, nor shall any waiver or relinquishment of any right or power hereunder at any one or more time or times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

16.3         Notices.  Any notice or other communication required or permitted to be given by a party hereunder shall be in writing, and shall be deemed to have been given by such party to the other party or parties (a) on the date of personal delivery, (b) on the next business day following any facsimile transmission to a party at its facsimile number set forth below; provided, however, such delivery is concurrent with delivery pursuant to the provisions of clauses (a) or (b) of this Section 16.3, or (c) three (3) business days after being placed in the United States mail, as applicable, registered or certified, postage prepaid addressed to the following addresses (each of the parties shall be entitled to specify a different address by giving notice as aforesaid):

If to Lessor:	7040 Old Village Avenue
Las Vegas, NV
Facsimile: (775) 784-1769
Attention: Darlene J. Stauffer/Don Winne

With a copy to:	Marquis & Aurbach
10001 Park Run Drive
Las Vegas, Nevada 89145
Facsimile: (702) 382-5816

If to Lessee:	Speakeasy Gaming of Fremont, Inc.
3227 Civic Center Drive
Las Vegas, Nevada 89030
Facsimile: (702) 399-4108
Attention: Chief Operating Officer

With a copy to:	Ruben & Aronson, LLP
4800 Montgomery Lane, Suite 150
Bethesda, Maryland 20817
Facsimile: (301) 951-9636
Attention: Robert L. Ruben

16.4         Entire Agreement.  This Lease constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written.

16.5         Severability.  If any part of this Lease is determined to be void, invalid or unenforceable, such void, invalid, or unenforceable portion shall be deemed to be separate and severable from the other portions of this Lease, and the other portions shall be given full force and effect, as though the void, invalid or unenforceable portions or provisions were never a part of the Lease.

16.6         Amendment and Modification.  No supplement, modification, waiver or termination of this Lease shall be binding unless executed in writing by the party to be bound.  No waiver of any of the provisions of this Lease shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16.7         Headings.  Article, Section or Subsection headings are not to be considered part of this Lease and are included solely for convenience and reference and shall not be held to define, construe, govern or limit the meaning of any term or provision of this Lease.  References in this Lease to an Article, Section or Subsection shall be reference to an Article, Section or Subsection of this Lease unless otherwise stated or the context otherwise requires.

16.8         Governing Law; Jurisdiction; Litigation.  This Lease has been prepared, executed and delivered in, and shall be interpreted under, the internal laws of the State of Nevada, without giving effect to its conflict of law provisions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Lease or the transactions contemplated hereby in (a) the courts of the State of Nevada, Clark County, or (b) the United States District Court for the District of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  In the event of litigation arising hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.  To the extent such waiver is permitted by Applicable Laws, the parties hereto waive trial by jury in any action or proceeding brought in connection with this Lease.

16.9         Interpretation.  This Lease is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistency or ambiguity exists herein, it shall not be interpreted against either party but according to the application of rules of the interpretation of contracts, if such an uncertainty or ambiguity exists.  Each party has had the availability of legal counsel with respect to its execution of this Lease.

16.10       Third Parties.  Nothing in this Lease, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Lease.

16.11       Attorneys’ Fees.  In the event any party incurs legal fees or other costs to enforce any of the terms of this Lease, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the unsuccessful party to such action shall pay the prevailing party’s reasonable expenses, including attorneys’ fees and costs, incurred in such action.

16.12       Binding Effect.  This Lease and the agreements set forth herein shall be binding upon the heirs, executors, successors and assigns of the parties hereto.

16.13       Recording.  This Lease shall not be recorded by either party.  However, a Memorandum of Lease in substantially the form of the attached Exhibit “D” may be recorded on or after the Effective Date (“Memorandum of Lease”).  Irrespective of anything herein to the contrary, should this Lease be lawfully terminated or expire, and in the event that Lessee shall fail, neglect or refuse to execute and deliver any such documents to be executed by it within ten (10) days after Lessor’s request, Lessee hereby irrevocably appoints Lessor, its successors and assigns, the duly authorized attorney-in-fact of Lessee to prepare, execute and deliver any and all such documents for and on behalf of Lessee pertaining to the release of the Memorandum of Lease.  Lessee agrees and acknowledges that the foregoing power of attorney is coupled with an interest.

16.13       Brokers.  Lessee hereby represents and warrants that the only broker or agent it has had dealings with in connection with this Lease is CB Richard Ellis and covenants to pay, hold harmless and indemnify Lessor from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by BC Richard Ellis with respect to this Lease of the negotiation thereof.

16.15       Counterparts.  This Lease may be executed in any number of counterparts, each one of which so executed shall be deemed an original, and all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Effective Date.

“LESSOR”

The Doris E. Hamilton Family Limited Partnership dated July 2, 1996

By:	/S/ Doris E. Hamilton
Doris E. Hamilton, Trustee
of the Doris E. Hamilton Living Trust,
General Partner

The Mabel I. Elwell Inter Vivos Trust

By:	/S/ Darlene J. Stauffer
Darlene J. Stauffer, Trustee

/S/ Sharon Griffin
Sharon Griffin

/S/ Terry Rand McMelroy
Terry Rand McMelroy,
as Attorney-in-Fact for Thomas W. Church

The Terry McMelroy Trust dated February 3, 2000

By:	/S/ Terry Rand McMelroy
Terry Rand McMelroy, Trustee

“LESSEE”

Speakeasy Gaming of Fremont, Inc.,
a Nevada corporation

By:	/S/ Roger M. Szepelak
Name:	Roger M. Szpelak
Its:	Vice President & Chief Operating Officer